Exhibit 15


August 8, 2005


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 8, 2005 on our review of interim financial information of UniSource Energy Corporation (the Company) and Tucson Electric Power Company (TEP) for the three and six month periods ended June 30, 2005 and 2004 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2005 is incorporated by reference in its Registration Statement on Form S-8 (Nos.333-43765, 333-43767, 333-43769, 333-53309,
333-53333, 333-53337, and 333-99317), and on Form S-3 (Nos. 333-31043,
333-93769, and 333-103392).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California